EXHIBIT 99.1

NEWS

FINANCIAL
RELATIONS BOARD

                                                                  RE:  NN, Inc.
                                                                  2000 Waters Edge Drive
                                          Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek Susan Garland
Vice President and Chief Administrative Officer	(General info) (Analyst info)
(423) 743-9151	212-827-3773 212-827-3775

FOR IMMEDIATE RELEASE
May 4, 2006

NN, INC. ESTABLISHES SALES OFFICE IN JAPAN

Johnson City, Tenn, May 4, 2006 - NN, Inc. (Nasdaq: NNBR) today announced the appointment of Mr. Kiyoshi Kago as its representative in Japan. Mr. Kago has over 25 years experience in the Japanese steel and bearing industry having worked for Kobe Steel and most recently as President of FAG Japan. Mr. Kago will be headquartered in Tokyo and will be NN’s primary contact with the Japanese bearing market.

Mr. Tom McKown, Vice President and Managing Director of NN Asia commented, “We are pleased to announce the appointment of Mr. Kiyoshi Kago as our representative in Japan. His experience and wealth of knowledge of the Japanese bearing industry and markets will be invaluable to us in executing our global business strategy.”

NN, Inc. manufacturers and supplies high precision bearing components consisting of balls, rollers, seals, and retainers for leading bearing manufacturers on a global basis. In addition, the company manufactures a variety of other plastic components. NN, Inc. had sales of US $321 million in 2005.

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